Exhibit 99.1

Mesa Royalty Trust Announces Trust Income for October 2014

MESA ROYALTY TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

AUSTIN, TEXAS October 22, 2014 — Mesa Royalty Trust (NYSE symbol-MTR) previously announced the Trust income distribution for the month of October 2014. Unitholders of record on November 3, 2014 (rather than the previously announced date of October 31, 2014) will receive distributions amounting to $0.234255147 per unit payable on January 30, 2015. The Trust received $232,092 and $26,044 from the New Mexico and Colorado portions of the San Juan Basin Properties. Royalty income from the Hugoton Properties totaled $183,384.

This press release contains forward-looking statements.  Although the working interest owners have advised the Trustee that the working interest owners believe that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The working interest owners alone control historical operating data, and handle receipt and payment of funds relating to the royalty properties and payments to the Trust for the related royalty. The Trustee cannot assure that errors or adjustments by the working interest owners, whether historical or future, will not affect future royalty income and distributions by the Trust.  Other important factors that could cause these statements to differ materially include delays in actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, and other factors described in the Trust’s Form 10-K for the year ended December 31, 2013 under “Item 1A. Risk Factors”.  Statements made in this press release are qualified by the cautionary statements made in such risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:        Mesa Royalty Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
512-236-6599

http://mtr.investorhq.businesswire.com/

919 Congress Avenue, Austin, TX 78701